SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
         240.13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED PURSUANT
                                  TO 240.13D-2


                          FPA Medical Management, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                    Common Stock, par value $0.002 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   302543-10-3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 13, 1997
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    |_|  Rule 13d-1(b)

    |X|  Rule 13d-1(c)

    |_|  Rule 13d-1(d)

                                   ----------









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-------------------------------
CUSIP NO. 302543-10-3
-------------------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Oxford Health Plans, Inc.
     06-1118515

--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                              (a)  [  ]

                                                              (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER
  NUMBER OF            2,090,109
    SHARES         -------------------------------------------------------------
BENEFICIALLY       6.  SHARED VOTING POWER
  OWNED BY             0
    EACH           -------------------------------------------------------------
 REPORTING         7.  SOLE DISPOSITIVE POWER
   PERSON              2,090,109
    WITH           -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,090,109
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     HC
--------------------------------------------------------------------------------


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ITEM 1(A).  NAME OF ISSUER:

            FPA Medical Management, Inc., a California corporation
            -------------------------------------------------------------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            3636 Nobel Drive, Suite 200, San Diego, California  92122
            -------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON FILING:

            Oxford Health Plans, Inc.
            -------------------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            800 Connecticut Avenue, Norwalk, Connecticut  06854
            -------------------------------------------------------------------

ITEM 2(C).  CITIZENSHIP:

            State of Delaware
            -------------------------------------------------------------------

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $0.002 par value per share
            -------------------------------------------------------------------

ITEM 2(E).  CUSIP NUMBER:

            302543-10-3
            -------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a) |_| Broker or dealer registered under Section 15 of the Act.
            (b) |_| Bank as defined in Section 3(a)(6) of the Act.
            (c) |_| Insurance company as defined in Section 3(a)(19) of the Act.
            (d) |_| Investment company registered under Section 8 of the
                    Investment Company Act.
            (e) |_| An investment adviser registered under Section 203 of the
                    Investment Advisers Act of 1940.
            (f) |_| An employee benefit plan or endowment fund in
                    accordance with Rule 13d-1(b)(1)(ii)(F).
            (g) |_| A parent holding company or control person in accordance
                    with Rule 13d-1(b)(1)(ii)(G).
            (h) |_| A savings association as defined in Section 3(b) of the
                    Federal Insurance Act.

            (i) |_| A church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment Company Act of 1940.
            (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.     OWNERSHIP:

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
            Item 1.

            (a)  Amount beneficially owned:  2,090,109 shares of common stock

            (b)  Percent of class:  5.1%

            (c)  Number of shares as to which the person has:

                  (i)    Sole power to vote or to direct the vote: 2,090,109
                  (ii)   Shared power to vote or to direct the vote: 0
                  (iii)  Sole power to dispose or to direct the disposition of:
                         2,090,109
                  (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        March 4, 1998
                                        ----------------------------------------
                                                     (Date)



                                        /s/ Jeffery H. Boyd
                                        ----------------------------------------
                                                     (Signature)



                                        Jeffery H. Boyd
                                        Executive Vice President and
                                        General Counsel
                                        ----------------------------------------
                                                     (Name/Title)